Exhibit 3.4(d)

NATIONAL PROPERTY INVESTORS 6

AMENDMENT TO THE PARTNERSHIP AGREEMENT

This AMENDMENT (this “Amendment”) dated as of July 20, 2006, to the PARTNERSHIP AGREEMENT (the “Partnership Agreement”) of NATIONAL PROPERTY INVESTORS 6, a California limited partnership (the “Partnership”), is entered into by the undersigned.

WITNESSETH:

WHEREAS, pursuant to Section 16 of the Partnership Agreement, limited partners who own more than 50% of the outstanding units of limited partnership interest in the Partnership (“Units”) have consented in writing to this Amendment to the Partnership Agreement; and

WHEREAS, pursuant to the Partnership Agreement the Managing General Partner may execute this Amendment to the Partnership Agreement on behalf of the Partnership and the Limited Partners;

NOW, THEREFORE, the parties agree as follows:

1.

Section 4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“The Partnership commenced as of the 15th day of October, 1982, and shall continue until the 31st day of December, 2022, unless previously terminated in accordance with the provisions of this Partnership Agreement.”

2.

Except as amended and modified by this Amendment, all other terms of the Partnership Agreement shall remain unchanged.

3.

This Amendment shall be governed by and construed as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of California.

4.

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective signatures to be hereunto affixed and attested, all as of the day and year first above written.

Managing General Partner:

NPI EQUITY INVESTMENTS, INC.

By:

/s/ Martha Long

Name:

Martha L. Long

Title:

Senior Vice President